Exhibit 5.1
 The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone (713) 524-4110
Facsimile (713) 524-4122

August 11, 2011
Task Technologies, Inc.
1971 East Beltline Ave NE, Suite 217
Grand Rapids, Michigan 49525

Re:              Form S-1 Registration Statement
                     [File No. TBD]

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Task Technologies, Inc.  (the "Company") covered by a Form S-1 Registration Statement [File No. TBD](the "Registration Statement"), filed with the Securities and Exchange Commission on or about the date hereof, which relates to the resale of 700,750 shares of common stock, $0.001 par value (the "Shares") of the Company.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based upon the foregoing and in reliance thereof, it is our opinion that the Shares described in the Registration Statement, are legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement. This opinion is based upon our knowledge of law and facts as of its date and as of the effective date of the Registration Statement. We assume no duty to communicate to you with respect to any matter which comes to our attention after the effective date of such Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC